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                                   UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.    3   )*
                                          --------
                             Vision-Sciences, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   927912105
--------------------------------------------------------------------------------
                               (CUSIP Number)

Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages
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-----------------------                                  ---------------------
  CUSIP NO. 927912105                   13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATONI NO. OF ABOVE PERSON

      Katsumi Oneda

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Japan

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,480,509

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,480,509

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,480,509

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      23.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 5 pages

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-----------------------                                  ---------------------
  CUSIP NO. 927912105                   13G                PAGE 3 OF 5 PAGES
-----------------------                                  ---------------------




Item 1(a).      Name of Issuer:
---------       --------------

                Vision-Sciences

Item 1(b).      Address of Issuer's Principal Executive Offices:
---------       -----------------------------------------------

                6 Strathmore Road
                Natick, MA  01760

Item 2(a).      Name of Person Filing:
---------       ----------------------

                Katsumi Oneda

Item 2(b).      Address of Principal Business Office or, if none,
---------       -------------------------------------------------
                Residence:
                ---------

                c/o Vision-Sciences, Inc.
                Six Strathmore Road
                Natick, Massachusetts  01760

Item 2(c).      Citizenship.
---------       -----------

                Mr. Oneda is a citizen of Japan

Item 2(d).      Title of Class of Securities:
---------       ----------------------------

                Common Stock, $.01 par value

Item 2(e).      CUSIP Number:
---------       ------------

                CUSIP NO. 927912105

Item 3.         Status if filed pursuant to
------          ---------------------------
                Rules 13d-1(b) or 13d-2(b):
                --------------------------

                Not Applicable.

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-----------------------                                  ---------------------
  CUSIP NO. 927912105                   13G                PAGE 4 OF 5 PAGES
-----------------------                                  ---------------------


Item 4.      Ownership:
------       ---------

             (a)  Amount Beneficially Owned by Reporting Person:

                  3,480,509 (including 125,000 shares issuable upon the exercise of presently exercisable options)

             (b)  Percent of Class:

                  23.5%

             (c)  Number of shares as to which Reporting Person has:

                   (i) sole power to vote or to direct the vote
                            3,480,509
                       -------------------

                  (ii) shared power to vote or to direct the vote
                               -0-
                       -------------------

                 (iii) sole power to dispose or to direct the disposition of
                            3,480,509
                       -------------------

                  (iv) shared power to dispose or to direct the disposition of
                               -0-
                       -------------------

Item 5.      Ownership of Five Percent of Less of a Class.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities,
             check the following:    [_]

Item 6.      Ownership of More than Five Percent on Behalf of Another
             Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable.

-----------------------                                  ---------------------
  CUSIP NO. 927912105                   13G                PAGE 5 OF 5 PAGES
-----------------------                                  ---------------------


Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             Not applicable.


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            January 24, 1997
                                            ----------------------------------
                                            Date


                                            /s/ Katsumi Oneda
                                            ----------------------------------
                                            Katsumi Oneda